SECURITIES & EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. 11)

Synageva BioPharma Corp.
(Name of Issuer)

Common Stock, $.001 Par Value Per Share
(Title of Class of Securities)

87159A103
(CUSIP Number)

HealthCor Management, L.P.
Carnegie Hall Tower
152 West 57th Street, 47th Floor
New York, New York 10019
Attention: Mr. John H. Coghlin
(212) 622-7871
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

January 10, 2012
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. ☐

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

(Continued on following pages)

CUSIP No. 87159A103	13D/A	Page 2 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Management, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
WC

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		985,931
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		985,931

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
985,931

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

(14)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 87159A103	13D/A	Page 3 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Associates, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		985,931
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		985,931

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
985,931

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

(14)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 87159A103	13D/A	Page 4 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		683,220
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		683,220

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
683,220

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.23%

(14)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 87159A103	13D/A	Page 5 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		683,220
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		683,220

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
683,220

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
3.23%

(14)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 87159A103	13D/A	Page 6 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Hybrid Offshore Master Fund, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		41,156
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		41,156

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,156

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.19%

(14)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 87159A103	13D/A	Page 7 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Hybrid Offshore GP, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		41,156
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		41,156

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
41,156

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
0.19%

(14)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 87159A103	13D/A	Page 8 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Group, LLC

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		985,931
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		985,931

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
985,931

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

(14)	TYPE OF REPORTING PERSON (see instructions)
OO - limited liability company

CUSIP No. 87159A103	13D/A	Page 9 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor Capital, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		261,555
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		261,555

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
261,555

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.24%

(14)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 87159A103	13D/A	Page 10 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

HealthCor, L.P.

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		261,555
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		261,555

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
261,555

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
1.24%%

(14)	TYPE OF REPORTING PERSON (see instructions)
PN

CUSIP No. 87159A103	13D/A	Page 11 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

Arthur Cohen

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		985,931
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		985,931

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
985,931

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

(14)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 87159A103	13D/A	Page 12 of 16 Pages

(1)	NAMES OF REPORTING PERSONS

Joseph Healey

(2)	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)
(a) ☒
(b) ☐

(3)	SEC USE ONLY

(4)	SOURCE OF FUNDS
AF

(5)	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) ☐

(6)	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF	(7)	SOLE VOTING POWER
		0
SHARES

BENEFICIALLY	(8)	SHARED VOTING POWER
		985,931
OWNED BY

EACH	(9)	SOLE DISPOSITIVE POWER
		0
REPORTING

PERSON WITH	(10)	SHARED DISPOSITIVE POWER
		985,931

(11)	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
985,931

(12)	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (see instructions) ☐

(13)	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
4.66%

(14)	TYPE OF REPORTING PERSON (see instructions)
IN

CUSIP No. 87159A103	13D/A	Page 13 of 16 Pages

Explanatory Note

This Amendment No. 11 (the “Amendment”) hereby amends the Schedule 13D filed by HealthCor Management, L.P., HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Hybrid Offshore, Ltd., HealthCor Group, LLC, HealthCor Capital, L.P., HealthCor, L.P., Joseph Healy and Arthur Cohen on August 8, 2007 (as corrected by the amendment filed on August 9, 2007), as previously amended (the “Original Schedule 13D” and collectively with this Amendment, the “Schedule 13D”) with regard to the shares of Common Stock of Synageva Biopharma Corp., formerly Trimeris, Inc. (the “Issuer”), par value $0.001 (the “Shares”).

This Amendment is being filed to reflect the effects of the sale by the Issuer of 3,574,266 Shares in an underwritten public offering on January 10, 2012 (the “Offering”), as disclosed on the Issuer’s Current Report on Form 8-K filed the same date.  As of the date of the Offering, the Reporting Persons ceased to be the beneficial owners of 5% or more of the Issuer’s Shares.

Item 5 of the Original Schedule 13D is hereby amended as follows:

Item 5(a).  Collectively, the Reporting Persons beneficially own an aggregate of 985,931 shares of Common Stock. This amount represents approximately 4.66% of the Issuer’s outstanding common stock, based upon the 21,155,956 shares of Common Stock issued and outstanding immediately following the Offering.

Of this amount:

(i)          HealthCor Offshore Master Fund, L.P. is the beneficial owner of 683,220 shares of Common Stock;

(ii)         HealthCor Hybrid Offshore Master Fund, L.P. is the beneficial owner of 41,156 shares of Common Stock;

(iii)        HealthCor, L.P. is the beneficial owner of 261,555 shares of Common Stock (collectively, the entities in (i) through (iii) are referred to as the “Funds”);

(iv)        HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P.  Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P.;

(v)         HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P.  Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.  HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P.;

CUSIP No. 87159A103	13D/A	Page 14 of 16 Pages

(vi)        By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds.  HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds.

(vii)       HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P.  Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P.

(viii)      As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

The filing of this Schedule 13D shall not be construed as an admission that any of the Reporting Persons is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, the beneficial owner of any of the shares of Common Stock owned by the Funds.  Pursuant to Rule 13d-4, each of the Reporting Persons hereby disclaims any beneficial ownership of any such securities in excess of their actual pecuniary interest therein.

Item 5(b).  The information in Items 7 through 10 of each cover page to this Schedule 13D is incorporated by reference into this Item 5(b).

Item 5(c).  On December 30, 2011, the Funds collectively purchased, on a pro rata basis, 3,200 Shares at an average price of $26.2253 per share.  On January 3, 2012, in order to rebalance holdings among the Funds, the Funds both bought and sold an aggregate of 101,040 Shares at an average price of $25.70.  On January 5, 2012, the Funds purchased 10,000 Shares on a pro rata basis at an average price of $27.7445.  On January 5, 2012, the Funds purchased 90,000 Shares in the Offering at the public offering price of $25.18 per share.

Other than the foregoing, the Reporting Persons have effected no transactions relating to the Common Stock during the past 60 days.

Item 5(d).  Inapplicable.

Item 5(e).  The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares as of the closing of the Offering on January 10, 2012.

CUSIP No. 87159A103	13D/A	Page 15 of 16 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  January 12, 2012

HEALTHCOR MANAGEMENT, L.P.

By: HealthCor Associates, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR CAPITAL, L.P., for itself and as general partner on behalf of HEALTHCOR L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR HYBRID OFFSHORE GP, LLC, for itself and as general partner of behalf of HEALTHCOR HYBRID OFFSHORE MASTER FUND, L.P.

By: HealthCor Group, LLC, its general partner

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

HEALTHCOR ASSOCIATES, LLC

By: /s/ John H. Coghlin
Name: John H. Coghlin
Title: General Counsel

CUSIP No. 87159A103	13G	Page 16 of 16 Pages

HEALTHCOR GROUP, LLC

By:	/s/ John H. Coghlin
Name:	John H. Coghlin
Title:	General Counsel

JOSEPH HEALEY, Individually

/s/ Joseph Healey

ARTHUR COHEN, Individually

/s/ Arthur Cohen